EXHIBIT 99.1

MAY 08, 2012 / 12:30PM GMT, INSM - Q1 2012 Insmed Incorporated Earnings Conference Call

CORPORATE PARTICIPANTS
 Brian Ritchie FTI Consulting - IR
 Tim Whitten Insmed Inc - President, CEO
 Kevin Tully Insmed Inc - EVP, CFO

CONFERENCE CALL PARTICIPANTS
 Greg Wade Wedbush Securities - Analyst
 Craig Lapp EMC - Analyst

 PRESENTATION

Operator

 (Operator Instructions). Good day, ladies and gentlemen, and welcome to the first quarter, 2012 Insmed Incorporated earnings conference call. (Operator Instructions). I would now like to turn the presentation over to Mr. Brian Ritchie with FTI Consultants, please proceed.

 Brian Ritchie - FTI Consulting - IR

 Thank you, Stephanie. Good morning, everyone. This is Brian Ritchie from FTI Consulting and welcome to Insmed's first quarter, 2012 conference call. Insmed issued a Press Release this morning containing first quarter, 2012 financial results which is posted on the Company's website.

Today, we are joined by Mr. Tim Whitten, President and CEO, and Mr. Kevin Tully, Executive Vice President and CFO. Tim will provide a business update followed by Kevin's review of the financials. Following the prepared remarks, Tim and Kevin will be available for a question and answer session. We would ask you to please limit yourself to one question and one follow-up so we have time for as many questions as possible.

Before we proceed with the call, I would like to remind everyone that the Safe Harbor Language contained in today's Press Release also pertains to this conference call and web cast. Please, go ahead, Tim.

 Tim Whitten - Insmed Inc - President, CEO

 Thank you, Brian. Hello, everyone and thank you for joining us on today's first quarter, 2012 conference call. I am pleased to report, as you all likely saw yesterday, the FDA has lifted the clinical hold previously placed on ARIKACE in Cystic Fibrosis patients who have pseudomonas lung infections.

We are certainly pleased by the complete lifting of the clinical hold and it is really a milestone event for the Company, which I will come back to in a minute. It's also very important to discuss the significant progress we've made moving our current ARIKACE development program forward in the two months since our last quarterly call. We have started dosing for our CLinical Evaluation of ARIKACE phase three study, or CLEAR-108, which is being conducted in Europe and Canada in CF patients who have pseudomonas lung infections.

And as you may know, we previously announced our intention to proceed with the phase two clinical trial of ARIKACE in patients with Non-tuberculous Micro-bacteria, or NTM lung disease. We expect to begin dosing patients in that trial in the middle of the year and are currently taking a number of important steps towards meeting that objective.

Finally, we initiated the nine month dog inhalation toxicity study towards the end of April, which is in line with our previous projection of starting the study in the second quarter.

With that as a brief overview, let me first provide further detail on CLEAR-108. Our goal is to conduct this trial in about 18 countries. In most countries you need both the individual countries Competent or Regulatory Authority to approve the trial, as well as the relevant Ethics Committee approval. We've made significant progress in obtaining these approvals, and to date, we've received Regulatory and Ethics Committee approvals from 14 countries, including what I refer to as the "Big Five" in Europe, that is Germany, France, Italy, Spain, and the United Kingdom. And Importantly, we've also received the appropriate Regulatory and Ethics Committee approvals in Canada.

MAY 08, 2012 / 12:30PM GMT, INSM - Q1 2012 Insmed Incorporated Earnings Conference Call

I am quite pleased with the progress we've made in such a short period of time in getting this trial up and running. I would like to thank my fellow Insmed employees for their hard work in making this happen.

Based on our current progress, we are projecting that top line efficacy and safety data will be available in mid 2013. Once CLEAR-108 is fully enrolled, we will provide a further update to the market.

Before I move on to NTM, as a reminder, here are some of the details related to CLEAR-108's design. It's a randomized phase three trial comparing ARIKACE to Novartis' Tobi, which is a commercially available inhaled antibiotic containing Tobramycin. ARIKACE, 560 milligrams will be delivered once daily over about 12 to 13 minutes via an investigational eFlow Nebulizer System manufactured by PARI Pharma. 300 milligrams of Tobi will be delivered over about 30 to 40 minutes a day in two divided doses utilizing the PARI LC Plus nebulizer. CLEAR-108 is expected to enroll approximately 300 patients.

The primary endpoint is change in pulmonary function, or FEV-1, measured after three 28 day on treatment and three 28 day off treatment cycles, or in about six months. A key secondary endpoint is time to Pulmonary exacerbation. In general, a Pulmonary exacerbation can be defined as a clinical need for additional treatment as indicated by a recent change in clinical parameters, or sometimes it is simply defined as a temporary worsening of lung function due to infection or inflammation, and can be characterized by things such as increased cough, fever, shortness of breath, change in sputum, fatigue, etc.

The study design and the endpoints were previously agreed upon by Insmed and the European Medicines Agency.

Patients who complete CLEAR-108 will be eligible to enroll in a long term, open label extension study called CLEAR-110, in which patients will receive ARIKACE, 560 milligrams, one daily, for 28 days followed by a 28 day off treatment period in a cyclic manner for up to two years. Open label means that both the patient and the physician know they are receiving ARIKACE.

Moving on to NTM. As I said earlier, we are progressing nicely toward reaching our goal of initiating a phase two clinical trial for ARIKACE in this indication in mid-2012. The Insmed team is working expeditiously in an effort to get this trial started at the earliest opportunity.

As a reminder, this phase two clinical trial will be a randomized placebo controlled study of ARIKACE in approximately 100 adult patients who have Recalcitrant non-TB Mycobacteria Lung Disease. To be eligible for inclusion in the trial, a patient is considered recalcitrant or resistant if they have been on a multi-drug regimen for at least six months with persistently positive mycobacteria cultures.

Patients who are NTM culture positive while receiving treatment will continue with their multi-drug antibiotic regimen and receive additionally, either ARIKACE 560 milligram or placebo, once daily delivered via an optimized investigational eFlow nebulizer system. The primary efficacy endpoint will be change in mycobacteria counts from baseline to the end of 84 days of treatment.

At the conclusion of the randomized portion of the study, eligible patients will receive ARIKACE 560 milligrams, once daily for an additional 84 days in an open label design, which is primarily to measure longer term safety and efficacy.

The clinical trial design was previously agreed upon by Insmed and the FDA. We are currently projecting the top run results from the randomized portion of this study will be available if the fourth quarter of 2013.

As I mentioned above, we have started a nine-month dog inhalation toxicity study of ARIKACE previously planned to be initiated in the second quarter. We currently expect to have top line data available from this study in the second quarter of 2013.

Finally, and importantly, we announced yesterday that FDA lifted a clinical hold previously placed on ARIKACE in CF patients. Insmed has reached an agreement with FDA on a revised CF clinical trial population consisting of adult patients who have chronic Pseudomonas lung infections and FEV-1 % predicted from 25% to 75%. The Company is continuing its discussions with the Agency in an effort to finalize additional details of the phase three study protocol for the potential clinical trial.

At the same time, the Company is evaluating possible next steps for the ARIKACE U.S. CF Clinical Program, given the current progress and anticipated resource requirements of CLEAR-108 and the NTM clinical programs. We currently expect to provide the market with an update on our strategy and priorities before the end of the second quarter.

MAY 08, 2012 / 12:30PM GMT, INSM - Q1 2012 Insmed Incorporated Earnings Conference Call

Before I turn the call over to Kevin, let me conclude by saying that I am excited, I am really excited about our current activities with ARIKACE, having recently initiated a key clinical trial with Clear-108 and nearing the start of another in non-TB mycobacteria. In addition, the removal of the clinical hold for CF in the US was an important step for the Company, and we are really pleased to have that completed.

We continue to believe that ARIKACE provides a late stage potentially highly differentiated opportunity with significant global potential in Cystic Fibrosis, and non-TB mycobacteria. Both of which are key orphan indication with high unmet medical needs. That concludes my prepared remarks and I will now pass the call over to Kevin to discuss the financials.

 Kevin Tully - Insmed Inc - EVP, CFO

 Thank you, Tim. Good morning, everyone. For the first quarter of 2012 no revenues were recorded, as compared to $1.6 million recorded for the corresponding period in 2011.

The reduction in revenue was due to a combination of the elimination of the IPLEX Expanded Access Program cost recovery following the depletion of our IPLEX inventory in December, 2011, and the receipt of $250,000 in license fees for our Cisplatin Lipid complex in Q1 2011, as compared to $0.00 in this year's first quarter.

Net loss attributable to common share holders for the quarter was $6.8 million, or $0.28 per share, compared to a net loss of $16.1 million, or $0.85 per share in the first quarter of 2011. The $9.3 million reduction in the net loss was primarily due to the $9.2 million non-cash charge for the beneficial conversion feature of the Series B Conditional Convertible Preferred Stock incurred in the first quarter of 2011, which increased the net loss attributable to our common shares and in turn reduced our loss per common share by $0.48 per share for that period. As a reminder, the charge represents the $1.00 difference between the conversion price of the series B preferred stock of $7.10 per share, and it's carrying value of $6.10 per share. The carrying value of the preferred stock was based on its fair value at issuance, which is estimated using the common stock price reduced for a lack of marketability between the issuance date and the anticipated date of the conversion. R&D expenses decreased to $4.5 million from $5.8 million in the year ago period, and a decrease of $1.3 million in 2012 is attributable primarily to the lower development and manufacturering cost associated with initiating two ARIKACE clinical trials at present, as compared to the same period 2011 when three trials were being planned.

As Tim mentioned earlier, the Company is conducting the CLEAR-108 trial in Europe and Canada and is currently working towards a US phase two NTM trial. Specifically, Clinical Development expenses decreased 14% to approximately $2.5 million in the quarter, and Clinical Manufacturing expenses 71% to $313,000. Also included in Insmed's $4.5 million R&D spend was $93,000 in regulatory and quality assurance expenses, as compared to $178,000 in Q1, 2011, and roughly $1.5 million of compensation related expenses, which was 1% lower than the first quarter of 2011.

G&A expenses decreased to $2.8 million from $3.3 million in a year ago period. The $0.5 million decrease was due largely to the absence of finance, legal, consulting fees, related to the Transave merger matters and reverse stock split transaction in March, 2011.

Moving to investment income, this decreased by $0.1 million to $0.4 million for the recently completed first quarter, due to the lower overall cash balance.

As of March 31, 2012, Insmed had total cash on hand of $72.9 million, consisting of $70.8 million in cash and short term investments, and $2.1 million in a Certificate of Deposit, as compared to $78.4 million cash on hand as of December 31, 2011. The $5.5 million decrease in total cash was due primarily to the funding of operations, consisting mainly of Research and Development activities.

Based on our current ARIKACE related development commitments, which include CLEAR-108, as well as a follow up multi-cycle openlabel study to measure mainly safety and tolerability of patients who complete CLEAR-108, the phase two US clinical trial in NTM and the nine month inhalation dog toxicity study, we continue to expect that we will end the fiscal 2012 year with a cash position of between $40 million and $44 million. We continue to believe that this forecasted cash position will take us through a number of key value inflection points, such as the availability of top line data for CLEAR-108, the randomized portion of the US phase two clinical trial for ARIKACE and NTM, and the dog toxicity study.

In closing we remain highly focused on moving our ARIKACE development program forward expeditiously, while maintaining strict control over expenses. With that, I would now like to pass the call back over to the Operator for any questions.

MAY 08, 2012 / 12:30PM GMT, INSM - Q1 2012 Insmed Incorporated Earnings Conference Call

 QUESTION AND ANSWER

Operator

 Ladies and gentlemen, we are ready to open up the line for your questions. (Operator Instructions). Your first question comes from the line of Greg Wade with Wedbush Securities. Please proceed.

 Greg Wade - Wedbush Securities - Analyst

 Good morning, Tim. Thank you for take my questions this morning.

 Tim Whitten - Insmed Inc - President, CEO

 Sure, Greg.

 Greg Wade - Wedbush Securities - Analyst

 I was wondering if you just might go through the various touch points in the decision making process on whether to pursue a phase three study in the US for CF. Thanks.

 Tim Whitten - Insmed Inc - President, CEO

 Okay, sure. Greg, I appreciate the question. I think it's an important question. Let me kind of set the stage by saying that we are still working through an off hold detail in terms of the protocol with the FDA.

We just got off hold and we're still in discussions with them of the final details of the protocol, and we are in the process of assessing our ARIKACE strategy for CF in the US. And we'll do that in light of the significant progress we're making with CLEAR-108, which I'm very pleased with. In fact, I don't know if you've picked it up, but we moved our guidance to the earlier part of our broader guidance, so we're making significant progress with that trial, and there are some significant advantages in doing that trial.

Including, for example, in getting our data earlier than with any other trial, allowing us to compare ourselves to Tobi, the market leader. Which if we actually can achieve superiority there, can have important commercial implications for us down the road. So we will do it in light of our commitments to CLEAR-108, our priority of initiating the non-TB mycobacteria trial, we will see where we are with that and then we will come out by the end of this quarter is the plan to announce our plans for what we are doing with ARIKACE CF in the US., as well as our other priorities.

 Greg Wade - Wedbush Securities - Analyst

 And just a follow up. Do you see any barrier to filing the CLEAR-108 data with the US Regulators if that study is positive.

 Tim Whitten - Insmed Inc - President, CEO

 So I don't think there is a barrier to filing, we don't have agreement with the US FDA that we can use that as the only pivotal trial. But if we do have those results, the FDA actually does want to see that data, or at least that's what they've told us in the past.

 Greg Wade - Wedbush Securities - Analyst

 Okay. Just remind me, did they indicate they wanted two randomized phase three studies with FDA. FDA, before we were put on hold.

MAY 08, 2012 / 12:30PM GMT, INSM - Q1 2012 Insmed Incorporated Earnings Conference Call

Tim Whitten - Insmed Inc - President, CEO

Before we were put on hold, we had agreement that we would do the one CLEAR-109 study, which was the ARIKACE versus placebo study. And that if we had the data from the European and Canadian trial, they wanted to see that as well.

 Greg Wade - Wedbush Securities - Analyst

 Thank you for taking my questions. I'll jump back.

 Tim Whitten - Insmed Inc - President, CEO

 Ok, sure thing, Greg, thank you.

Operator

 The next question comes from the line of (inaudible). Please proceed.

Unidentified Participant

 Mr. Whitten, congratulations on getting the hold lifted. Nothing like last minute. Good thing you don't play basketball. My question is simple but it's three phases. What is your plan for IPLEX and are you going to prevent PCUT to have a license and when will you make those decisions?

 Tim Whitten - Insmed Inc - President, CEO

 Okay, so the plan for IPLEX. The first point there is that ARIKACE remains almost a complete focus of the Company and that is our priority. At the same time I said that, we think that IPLEX is potentially a valuable asset for the Company.

We announced towards the beginning of the year that we're looking to potentially out-license the compound and we are pursuing that in terms of individual discussions with individual companies such as PCUT, and I really can't comment on those, and they're often, and in fact PCUT is no different, those discussions are handled under confidential disclosure agreements. I'm not really at liberty to talk about individual companies such as PCUT, but we are in discussions around licensing.

Unidentified Participant

 Okay. Well, thank you very much.

 Tim Whitten - Insmed Inc - President, CEO

 Sure.

Operator

 And your next question comes from the line of Craig Lapp. Please proceed.

 Craig Lapp - EMC - Analyst

 My question is really a follow up for the IPLEX. Been in the stock for over eight years bought, it for IPLEX. I want to know what is our plan for any future trials with IPLEX. Is that something that's been discussed as far as phase two for ALS and when are the deadlines for the patent infringements that we lost for full use of IPLEX?

 Tim Whitten - Insmed Inc - President, CEO

 So.

MAY 08, 2012 / 12:30PM GMT, INSM - Q1 2012 Insmed Incorporated Earnings Conference Call

 Craig Lapp - EMC - Analyst

 2018 or is there anything that's lifted before then that we can pursue with IPLEX?

 Tim Whitten - Insmed Inc - President, CEO

 Yes, so, to answer your last question first. To the best of our knowledge, that's 2018. You're right about that. In terms of our plans to conduct additional trials, Insmed has no plans right now to conduct additional trials with IPLEX. Our plan is to license the product as we announced and seek licensing opportunities as we announced in January.

 Craig Lapp - EMC - Analyst

 Okay. And is it possible for us to, obviously, if PCUT is going to be making the drug for their use and that's something we determine at a later point, can we get our own stockpile of IPLEX for usage ourselves, because there could be a limitless usage with licensing and so forth to have the drug ourselves.

 Tim Whitten - Insmed Inc - President, CEO

 So those would be discussions that we would have with any potential company that we might license IPLEX to. Those things haven't been worked through yet.

 Craig Lapp - EMC - Analyst

 Have they, do they even have a plan for making IPLEX, as far as a facility or anything?

 Tim Whitten - Insmed Inc - President, CEO

 When you say they, Insmed does not have a plan.

 Craig Lapp - EMC - Analyst

 PCUT.

 Tim Whitten - Insmed Inc - President, CEO

 I can't really comment on the discussions that we've had with PCUT.

 Craig Lapp - EMC - Analyst

 Okay.

 Tim Whitten - Insmed Inc - President, CEO

 Those are under confidential disclosure agreement.

 Craig Lapp - EMC - Analyst

 Okay, so thank you very much for your answers.

MAY 08, 2012 / 12:30PM GMT, INSM - Q1 2012 Insmed Incorporated Earnings Conference Call

 Tim Whitten - Insmed Inc - President, CEO

 Okay.

Operator

 (Operator Instructions). Your next question comes from the line of (inaudible). Please proceed.

Unidentified Participant

 Hi, guys. Hope all is well. Congratulations. I had a question regarding the nature of the clinical hold that you previously did not disclose. Do you have any intentions of selling the market, what was the nature of the clinical hold?

 Tim Whitten - Insmed Inc - President, CEO

 So we did actually announce that, and I think it was in our annual, the 10K. The reason for the clinical hold was the rat findings from a two year rat carcinogen study. We also announced that that was because two rats had a single lung tumor from that two year study in which they were dosed daily for two years, and that was the reason for the hold.

Unidentified Participant

 Great. Thank you. I missed that. Sorry. And regarding the challenge of the NTM trial, especially regarding recruiting the patient since the disease is quite rare and it's also hard to identify this patient, maybe if you would about how to address this challenge.

 Tim Whitten - Insmed Inc - President, CEO

 Sure. So let me correct, I guess, at least one misperception that might be out there, because people, a lot of them have not heard about non-TB mycobacteria because nobody has focused there, however the NTM patient population is at least as big, we believe, as the Cystic Fibrosis population. There is extraordinary high-end medical need, and to our knowledge there are no other competitive programs to treat non-TB mycobacteria. Current therapies are inadequate.

So while you never want to take for granted that you will be able to recruit patients, we do believe because of the high unmet medical need, there's a reasonable number of patients out there, even though it's an orphan disease, they're looking for new therapies. This is a high priority for the NIH and a high priority for the FDA. We believe that they'll be able to accrue and enroll patients into the trial such that as we indicated before we will have the top line results from the randomized portion of the trial in the fourth quarter of next year.

Unidentified Participant

 Okay. Great. Thank you. And congratulations again.

 Tim Whitten - Insmed Inc - President, CEO

 Thank you for the question.

MAY 08, 2012 / 12:30PM GMT, INSM - Q1 2012 Insmed Incorporated Earnings Conference Call

Operator

 Thank you, ladies and gentlemen, that concludes the question and answer session. I would now like to turn the call over to Mr. Tim Whitten, President and CEO of Insmed.

 Tim Whitten - Insmed Inc - President, CEO

 Thank you, Operator, and thanks to everyone for joining us today. We appreciate your interest, we appreciate your support of Insmed, and look forward to providing you with future updates, enjoy the rest of your day.

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